EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
ZARS PHARMA, INC.
     The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:
ARTICLE I
     The name of the corporation is ZARS Pharma, Inc. (the “Corporation”).
ARTICLE II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
ARTICLE III
     A. Corporation’s Authorized Shares.
          1. The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares this Corporation is authorized to issue is Twenty Eight Million Six Hundred Thousand (28,600,000). The number of shares of Common Stock authorized is Twenty One Million One Hundred Thirty Seven Thousand Five Hundred Thirty One (21,137,531), each share having a par value of one-tenth of one cent ($0.001). The number of shares of Preferred Stock authorized is Seven Million Four Hundred Sixty Two Thousand Four Hundred Sixty Nine (7,462,469), each share having a par value of one-tenth of one cent ($0.001).
          2. The number of shares of Common Stock may be increased of decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).
     B. Board Composition & Authorization.
          1. Number and Election. The Board of Directors shall consist of nine (9) directors. The holders of the Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class, shall be entitled to elect one (1) of such directors. The holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) of such directors. The holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) of such directors. The remaining four (4) directors shall be elected by the holders of the

Common Stock and Preferred Stock voting together. Each director shall be elected at any meeting of the shareholders of the Corporation at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent, and shall serve until the next annual or special meeting to elect directors or until his/her earlier resignation or removal.
          (a) Removal. Each director nominated and elected by the holders of the Series A Preferred Stock and the Series B Preferred Stock (voting together as a separate class), the Series C Preferred Stock (voting as a separate class) or the Common Stock (voting as a separate class), as the case may be, shall be removed during his/her term of office, either with or without cause, by and only by the affirmative vote of the holders of a majority of the outstanding shares of (i) Series A Preferred Stock and the Series B Preferred Stock (voting together as a separate class), (ii) the Series C Preferred Stock (voting as a separate class), or (iii) the Common Stock (voting as a separate class), as applicable, given at a meeting of such holders duly called for such purpose or by the written consent of a majority of such holders.
          (b) Vacancies. Any vacancy existing or created in the office of a director designated for the holders of the Series A Preferred Stock and Series B Preferred Stock, the Series C Preferred Stock or the Common Stock, as the case may be, may be filled by the affirmative vote of a majority of the outstanding shares of (i) Series A Preferred Stock and the Series B Preferred Stock (voting together as a separate class), (ii) the Series C Preferred Stock (voting as a separate class), or (iii) the Common Stock (voting as a separate class), as applicable, at any meeting of shareholders or by the written consent of such shareholders, as the case maybe.
          (c) Equal Rights & Duties. Notwithstanding the election of directors as provided in this Section B(1), each director shall have equal rights and duties with all other directors.
             C. Common Stock.
                       1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.
                       2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.
                       3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore;

provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.
     D. Rights, Preferences and Restrictions of the Preferred Stock.
          1. Designation and Amount. Two Million Five Hundred Three Thousand Two Hundred Twenty-Six (2,503,226) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock.” Eight Hundred Fifty-Nine Thousand Two Hundred and Forty Three (859,243) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock.” Four Million One Hundred Thousand (4,100,000) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock.”
          2. Dividend Provisions.
          (a) Dividends; Dividend Priority. The holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board of Directors, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, at the rate of $0.3888, $0.468 and $0.4904, respectively, per share per annum (as adjusted for any stock dividends, combinations, splits or similar recapitalization events). Any dividends shall not be cumulative and no rights shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any prior year. The Board of Directors shall not declare any dividend on any series of Preferred Stock unless the Board of Directors declares a dividend of $0.3888, $0.468 and $0.4904, per share per annum (as adjusted for any stock dividends, combinations, splits or similar recapitalization events) on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively. Upon conversion of any series of Preferred Stock, the Corporation shall pay in cash to the holders of such series of Preferred Stock, all declared or accrued but unpaid dividends, or at the Corporation’s option, issue to the holders of such series of Preferred Stock such number of shares of Common Stock as shall equal the quotient of the amount of all declared or accrued but unpaid dividends divided by the then effective conversion price applicable to such series of Preferred Stock, together with cash in lieu of any fractional share of Common Stock.
          3. Voting Rights.
          (a) General Voting Rights. Each holder of shares of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Except as otherwise expressly provided herein or as required by law, with respect to matters submitted or required by law to be submitted to a vote of shareholders of the Corporation, holders of Preferred Stock shall (i) not have special voting rights, (ii) have voting rights and powers equal to the voting rights and powers of the Common Stock, (iii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and (iv) vote as a class with the holders of outstanding Common Stock. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half being rounded upward).
     (b) Series C Preferred Stock Protective Provisions. Except as otherwise provided below, the Corporation shall not, by amendment, merger, consolidation or otherwise, so long as any shares of Series C Preferred Stock remain outstanding, without the affirmative vote or written consent of the holders of not less than a majority of the shares of the Series C Preferred Stock, voting as a single class:
          (i) in any manner, by reclassification or otherwise, authorize, create or issue any capital stock or any class or series of stock that ranks senior to, or on parity with, the Series C Preferred Stock;
          (ii) amend the Certificate of Incorporation or Bylaws of the Corporation;
          (iii) in any manner materially adversely alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions, of the Series C Preferred Stock;
          (iv) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock or Common Stock;
          (v) declare or pay any dividend or otherwise make a distribution on any equity securities of the Corporation;
          (vi) effect the sale of all or substantially all of the Corporation’s assets, or take any action which results in any merger or consolidation of the Corporation into or with any other corporation or entity, any other corporate reorganization, or any transaction or series of related transactions in which the shareholders of the Corporation immediately prior thereto shall not, immediately thereafter, hold as a group a majority of the voting power of the Voting Stock (as defined in Section 4(d)) of the resulting or surviving corporation or entity;
          (vii) authorize the dissolution or winding up of the Corporation; or
          (viii) borrow in excess of $1,500,000.
     (c) Preferred Stock Protective Provisions. Except as otherwise provided below, the Corporation shall not, by amendment, merger, consolidation or otherwise, so long as any shares of Preferred Stock remain outstanding, without the affirmative vote or written consent of the holders of not less than a majority of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding, voting together as a single class:

               (i) in any manner, by reclassification or otherwise, authorize, create or issue any capital stock or any class or series of stock that ranks senior to, or on parity with, the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;
               (ii) amend the Certificate of Incorporation or Bylaws of the Corporation; or
               (iii) effect the sale of all or substantially all of the Corporation’s assets, or take any action which results in any merger or consolidation of the Corporation into or with any other corporation or entity, any other corporate reorganization, or any transaction or series of related transactions in which the shareholders of the Corporation immediately prior thereto shall not, immediately thereafter, hold as a group a majority of the voting power of the Voting Stock (as defined in Section 4(d)) of the resulting or surviving corporation or entity; or
               (iv) increase the number of shares available under any stock option or stock incentive plan of the Corporation.
                     4. Liquidation Preference. Upon a Liquidation Event (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation and before payment to the holders of the Corporation’s Common Stock, distributions to the holders of the Corporation’s Preferred Stock shall be made in the following manner:
          (a) Series C Preferred Stock. The holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether from capital, surplus or earnings, before any payment or distribution shall be made to the holders of the Common Stock, Series A Preferred Stock or Series B Preferred Stock, cash in an amount equal to $6.13 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events with respect to such shares), plus any declared or accrued but unpaid dividends (the “Series C Liquidation Preference”). If, upon any Liquidation Event, the assets of the Corporation distributable to the holders of Series C Preferred Stock shall be insufficient to pay in full the Series C Liquidation Preference, then all such assets shall be distributed ratably among such holders of Series C Preferred Stock in proportion to the full respective amounts to which they are entitled.
          (b) Series A Preferred Stock and Series B Preferred Stock. Upon completion of the preferred distribution described in paragraph 4(a), the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether from capital, surplus or earnings, before any payment or distribution shall be made to the holders of the Common Stock, cash in an amount equal to (i) $4.86 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events with respect to such shares), plus any declared or accrued but unpaid dividends (the “Series A Liquidation Preference”) and (ii) $5.85 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events with respect to such shares), plus any declared or accrued but unpaid dividends (the “Series B Liquidation Preference”). If, upon any Liquidation Event, the assets of the Corporation distributable to the holders of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to pay in full the Series A Liquidation Preference and Series B Liquidation Preference, then all such assets shall be distributed ratably among such holders of Series A Preferred Stock and Series B Preferred Stock in proportion to the full respective amounts to which they are entitled.
     (c) Remaining Assets. Upon completion of the preferred distribution described in paragraphs 4(a) and 4(b), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the shares of Common Stock then held by them.
     (d) Deemed Liquidation. For purposes of this Section 4, a Liquidation Event shall be deemed to have occurred upon (i) a liquidation, dissolution or winding up of the Corporation; (ii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions, including without limitation, any reorganization, merger or consolidation, whether of the Corporation with or into any other person or persons or of any other person or persons with or into the Corporation, but excluding any merger or consolidation following which holders of the Corporation’s Voting Stock outstanding immediately prior to such merger or consolidation hold at least a majority of the voting power of the Voting Stock of the entity surviving such merger or consolidation or an entity controlling such surviving entity after such consolidation or merger; or (iii) the sale or transfer by the Corporation of all or substantially all of its assets other than to a wholly-owned subsidiary of the Corporation. “Voting Stock” shall mean capital stock of any class or classes (however designated) having ordinary voting power for the election of any of the members of the Board of Directors, other than capital stock having such power only by reason of the happening of a contingency.
     (e) Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property. Any securities shall be valued as follows:
          (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:
               (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;
               (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

          (3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation.
     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation.
5. Conversion of Preferred Stock; Adjustments.
(a) Conversion Rights.
     (i) Right to Convert. A holder of shares of Preferred Stock may convert such shares into Common Stock at any time. For purposes of such conversion, each share of Preferred Stock shall be valued at the applicable Original Issuance Price (as defined below), which shall be divided by the applicable Conversion Price (as defined below) to determine the number of full shares of Common Stock issuable upon conversion. The “Original Issuance Price” shall be $4.86, $5.85 and $6.13 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively (as adjusted for any stock dividends, combinations, splits or similar recapitalization events). The “Conversion Price” shall initially be $4.86, $5.85 and $6.13 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, and shall be subject to adjustment as provided in this Section 5. As of the date of the filing of this Certificate of Incorporation with the Delaware Secretary of State, such calculation would result in each share of Preferred Stock being converted into one share of Common Stock.
     (ii) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issued upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the fair market price per share of Common Stock as determined in good faith by the Corporation’s Board of Directors. For purposes of determining whether fractional shares exist upon conversion of the Preferred Stock, all shares of Preferred Stock held by each holder shall be aggregated.
     (iii) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect for each series immediately upon the earlier of (A) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, with an initial “Price to the Public” that values the

Corporation at not less than $175 million in an offering of not less than $20 million, prior to the deduction of underwriting discounts and registration expenses (a “Qualified IPO”); and (B) the date specified by written consent or agreement of the holders of not less than sixty-seven percent (67%) of the then-outstanding shares of Preferred Stock.
     (iv) Mechanics of Conversion. In order to convert shares of Preferred Stock into shares of Common Stock, a holder shall (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed to the Corporation or in blank, at the executive office of the Corporation, or such other place as may be designated by the Corporation, (B) notify, if applicable, the Corporation at such office or other place of his election to convert shares of Preferred Stock and of the number of such shares which he wishes to convert, and (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 5(a)(iii) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The date on which the holder satisfies the last of such requirements is herein referred to as the “Conversion Date.” As soon as practicable on or after the Conversion Date, the Corporation shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion, plus shares of Common Stock issued in payment of any declared or accrued but unpaid dividends pursuant to Section 3(a), a check for declared or accrued but unpaid dividends not paid in capital stock plus the cash amount payable as a result of a conversion into a fractional share of Common Stock, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities. The person in whose name the certificate for the Common Stock is registered shall become a stockholder of record of Common Stock on the Conversion Date.
(b) Anti-dilution Adjustment.
     (i) Series C One-Time Full-Ratchet Adjustment. The first time the Corporation, as part of an offering of at least Ten Million Dollars ($10,000,000), issues or sells, or is deemed to have issued or sold, shares of Common Stock (or securities convertible into Common Stock) other than Exempted Securities (as defined below) (“Additional Shares”) after the date that the first share of Series C Preferred Stock is issued by the Corporation (the “Original Issuance Date”) at a price per share (before deduction of any discounts, commissions, fees and other expenses of issuance and marketing) that is less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to such issuance, the Conversion Price then in effect for the Series C Preferred Stock shall be reduced to a price equal to the purchase price at which such Additional Shares were issued.
     (ii) Series C Weighted Average Adjustments. If at any time after the date an adjustment is made pursuant to 5(b)(i) above, the Corporation issues or sales, or is deemed to have issued or sold, any Additional Shares at a price per share (before deduction of any discounts, commissions, fees and other expenses of issuance and marketing) which is less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to such issuance, then such Conversion Price shall immediately be reduced on a weighted-average basis in accordance with the formula set forth in 5(b)(iii) below.
     (iii) Series A and Series B Weighted Average Adjustments. If at any time or from time to time, the Corporation issues or sells, or is deemed to have issued or sold, any Additional Shares at a price per share (before deduction of any discounts, commissions, fees and other expenses of issuance and marketing) which is less than the Conversion Price for the Series A Preferred Stock or Series B Preferred Stock, as applicable, in effect immediately prior to such issuance, then such Conversion Price shall immediately be reduced on a weighted-average basis by multiplying the applicable Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (or deemed to be outstanding pursuant to Section 5(b)(vi)) immediately prior to such issue plus the number of shares Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding (or deemed to be outstanding pursuant to Section 5(b)(vi)) immediately prior to such issuance plus the number of such Additional Shares so issued.

     (iv) For purposes of this Section 5(b), if shares are issued for consideration all or part of which is other than cash, the amount of such non-cash consideration shall be deemed to be the value thereof as reasonably determined in good faith by the Corporation’s Board of Directors.
     (v) For purposes of this Section 5(b), “Exempted Securities” shall mean shares of Common Stock or other securities convertible into Common Stock issuable or issued:
          (1) to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan, stock purchase plan, restricted stock plan or other employee benefit plan approved by the Board of Directors of the Corporation; provided that the number of shares of Common Stock or other securities convertible to Common Stock exempted pursuant to this paragraph does not exceed 4,021,895;
          (2) in connection with a bona fide business acquisition by the Corporation, whether by merger, consolidation, sales of assets or otherwise;
          (3) in a Qualified IPO before or in connection with all outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock being converted to Common Stock;
          (4) upon conversion of the Preferred Stock or other exercisable or convertible securities outstanding on the Original Issuance Date or as dividends, stock splits or distributions on shares of the Preferred Stock or such other outstanding exercisable or convertible securities;
          (5) pursuant to any warrants, options or convertible notes to acquire capital stock of the Corporation existing or outstanding as of the Original Issue Date; or
          (6) any right, option or warrant to acquire any security convertible into the securities included in the definition of Exempted Securities pursuant to and in accordance with subsections (1)-(5) above.
     (vi) For purposes of adjusting the Conversion Price on a weighted-average basis, the issuance by the Corporation of any warrants, options or other rights to acquire Common Stock directly or indirectly, or any preferred stock or other securities or instruments convertible directly or indirectly into or exchangeable for Common Stock (collectively, “Equity Securities”), shall be deemed to involve the immediate issuance by the Corporation of the maximum number of shares of Common Stock issuable upon full exercise or conversion of such Equity Securities for a consideration equal to the minimum aggregate consideration receivable by the Corporation upon issuance of such Equity Securities and full conversion or exercise thereof, and the shares of Common Stock deemed to be so issued shall thereafter be deemed to be outstanding as long as the Equity Security which provides the right to acquire such shares remains outstanding. Any subsequent reduction in the exercise or conversion price of outstanding Equity Securities shall be deemed a new issuance of such Equity Securities to the extent of such reduction. However, in the event that any Equity Securities have been issued by the Corporation which have resulted in an adjustment in the Conversion Price pursuant to this Section 5(b)(vi), and such Equity Securities have not been exercised or converted prior to the expiration of such Equity Securities, then the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such Equity Securities) had the adjustment of the Conversion Price made upon the issuance of such Equity Securities been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually issued upon the exercise of such Equity Securities actually exercised.
     (vii) The provisions of this Section 5(b) shall not be applicable to any issuance consisting solely of Common Stock (or securities convertible into Common Stock) payable as a dividend or distribution on, or subdivision or combination of, outstanding Common Stock or to any issuance of Common Stock upon actual exercise or actual conversion of any Equity Security if the Conversion Price was fully and properly adjusted at the time such Equity Security was issued (including pursuant to Section 5(c)).
     (viii) Whenever the Conversion Price is adjusted, the Corporation shall within thirty (30) days mail to holders of the Preferred Stock a notice of the adjustment.
     (ix) In any case in which this Section 5(b) or Section 5(c) shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable on the basis of the Conversion Price in effect immediately prior to adjustment.
     (x) Except as provided in this Section 5(b) and in Section 5(c), no adjustment in the Conversion Price shall be made because the Corporation issues, in exchange for cash, property or services, Common Stock, or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase Common Stock or such convertible or exchangeable securities. Furthermore, no adjustment in the Conversion Price need be made under this Section 5(b) or Section 5(c) in the event the par value of the Common Stock is changed or in the event the par value of the Common Stock is eliminated or subsequently reinstated.

     (xi) No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting stockholders for such certificates or for any tax in respect of the issuance of such certificates; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares so converted other than to an affiliate or successor in interest of such holder, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid; and provided further that the Corporation shall not be required to pay or reimburse the stockholders for any income tax payable by such stockholders as a result of such issuance.
     (xii) Reservation of Shares. The Corporation shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock.
(c) Certain Other Adjustments.
     (i) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issuance Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.
     (ii) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(c)(i) above or a merger or other reorganization referred to in Section 5(c)(iii) below), concurrently with the effectiveness of such reorganization or reclassification, provision shall be made so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or series of stock equivalent to the number of shares of Common Stock that would have been deliverable to the holders upon conversion of the Preferred Stock immediately before that change.
               (iii) Mergers or Consolidations. If at any time or from time to time after the Original Issuance Date there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(c)(i) and 5(c)(ii) above), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Corporation) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Preferred Stock remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as provided above. If this Section 5(c)(iii) applies, Sections 5(c)(i) and (ii) shall not apply.
          (d) Notice. Any notice required by the ,provisions of this Section 5 to be given to the holders of shares of Preferred Stock shall be deemed given if sent by overnight courier, facsimile or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.
ARTICLE IV
     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporation Trust Company.
ARTICLE V
     The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.
     Neither any amendment nor repeal of this Article V, nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VI
     The name and mailing address of the sole Incorporator is as follows:
Greg S. Ayers
ZARS, Inc.
1455 West 2200 South, Suite 300
Salt Lake City, UT 84119
     IN WITNESS WHEREOF, this Certificate of Incorporation has been subscribed this 17th day of May, 2007, by the undersigned who affirms that the statements made herein are true and correct.

ZARS, INC.

By:	/s/ Greg S. Ayers

Greg S. Ayers
Sole incorporator